SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Solitario Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-1285791
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4251 Kipling St, Suite 390 Wheat Ridge, CO	80033
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, $0.01 par value	The American Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

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EXPLANATORY NOTE

        The common shares of Solitario Resources Corporation, a Colorado corporation (the "Company"), are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The purpose of this Form 8-A filing is to convert the registration of the Company's common shares from a registration under Section 12(g) of the Exchange Act to a registration under Section 12(b) of the Exchange Act.

Item 1.    Description of Registrant's Securities to be registered.

        The securities to be registered are common shares, $0.01 par value. All common shares rank equally as to dividends, voting power and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The holders of the common shares are entitled to one vote for each share on all matters to be voted on at any meeting of the shareholders of the Company. The vote, either in person or by proxy, of a majority of the shares at a meeting, with a quorum representing at least a majority of the votes of the Company eligible to vote at the meeting, represents an act of the shareholders. Pursuant to Colorado law, special actions (such as mergers, consolidations and transfers of all or substantially all the assets of the Company) require the affirmative vote of two-thirds of the votes of all the votes entitled to be cast on the transaction. The Company's articles of incorporation provide that a special meeting of the shareholders shall be held if not less than 25% of all the votes entitled to be cast on any issue at a special meeting of the shareholders have provided a written request to the Secretary of the Company describing the purpose or purposes for which the special meeting is to be held. Currently the Company has six (6) directors. If there is an increase in the number of Directors of the Company to nine or more, the Directors shall be divided into three classes. Each class shall be as nearly equal in number as possible. The term of office of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election and that of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of members of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. There is no cumulative voting of the shares of the Company. The Company does not currently pay dividends on the common shares. Any determination to pay dividends in the future is at the discretion of the Company's board of directors and will be made based upon the Company's financial condition and other factors deemed relevant by the board of directors.

Item 2.   Exhibits.

        Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on the American Stock Exchange, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Solitario Resources Corporation

Date: August 8, 2006	By: /s/ James R. Maronick
Name: James R. Maronick
Title: Chief Financial Officer

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